NEWS RELEASE

                              FOR:  ELJER INDUSTRIES, INC.

                      APPROVED BY:  George W. Hanthorn
                                    Vice President-General Counsel
                                    (214) 407-2600
For Immediate Release
                          CONTACT:  Morgen-Walke Associates
                                    Lynn Morgen/June Filingeri
                                    Terence Rooney/Stan Froelich, Media Contact
                                    (212) 850-5600
                                    Ken Pieper (214) 663-9321


                     ELJER INDUSTRIES REPORTS COURT RULING
                            IN U.S. BRASS BANKRUPTCY

           DALLAS, Texas, May 17, 1995 -- Eljer Industries, Inc. (NYSE:ELJ) reported today that the Bankruptcy Court presiding over the Chapter 11 case of its indirect subsidiary, United States Brass Corporation, has denied approval of the proposed disclosure statement filed by U.S. Brass with respect to its proposed reorganization plan. U.S. Brass may appeal the court's ruling or may amend its proposed plan.
           Under the proposed plan, a trust to be funded by Eljer and other settling parties was to be established to pay in full all claims relating to certain polybutylene plumbing systems manufactured and marketed by U.S. Brass. The Bankruptcy Court indicated that it did not believe it could approve a plan that precluded actions against settling parties to the trust. In separate action, the Bankruptcy Court also continued until June 6 the hearing to consider objections to the proposed disclosure statement filed by the Polybutylene Plaintiff's Committee in connection with its proposed plan of reorganization for U.S. Brass.
           Scott Arbuckle, Chairman of U.S. Brass and President and Chief Executive Officer of Eljer Industries, said, "We continue to believe that a successful plan will be developed to reorganize U.S. Brass and to arrange for the payment in full of all U.S. Brass liabilities."
           Eljer Industries, Inc. is a leading manufacturer and marketer of high quality building products, including plumbing, heating and ventilating products, for the residential and commercial construction, remodeling and repair, and do-it-yourself markets.

                                     # # #

brass2.rel
                          (LETTERHEAD OF MORGEN-WALKE)